EXHIBIT 99.1

                           RF MICRO DEVICES ANNOUNCES
                        $200 MILLION PRIVATE OFFERING OF
                         CONVERTIBLE SUBORDINATED NOTES

         GREENSBORO,  N.C.,  June 25, 2003 -- RF Micro  Devices,  Inc.  (Nasdaq:
RFMD) announced today that it intends to offer, subject to market and other conditions, $200 million of Convertible Subordinated Notes due 2010 (plus an additional amount of up to $30 million at the option of the initial purchasers) in a private placement. The notes will be convertible into the Company's common stock at the option of the holder, at a price to be determined. The offering is expected to close next week.

         The Company intends to use the net proceeds of the anticipated offering for working capital and other general corporate purposes. In addition, the Company may use a portion of the net proceeds to retire certain long-term debt.

         This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

         The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes and common stock issued upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.


         This press release contains forward-looking statements relating to the company's plans, objectives and estimates. The company's business is subject to numerous risks and uncertainties, including fluctuations in operating results and market growth rates, wafer fabrication risks, management of growth and production yield variability. These and other risks, which are described in the company's annual report and other filings with the SEC, could cause actual results to be materially different from those expressed or implied by these statements.


RF MICRO DEVICES(R) and RFMD(R) are trademarks of RFMD, LLC.


SOURCE RF Micro Devices, Inc.


CONTACT:
Doug DeLieto
Director of Investor Relations of RF Micro Devices, Inc.
+1-336-664-1233